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               [Letterhead of Gardner, Carton & Douglas]








                               October 1, 1999





OGE Energy Corp.
OGE Energy Capital Trust I
OGE Energy Capital Trust II
321 North Harvey Avenue
Oklahoma City, Oklahoma 73101-0321


           Re: OGE Energy Capital Trust I and OGE Energy Capital Trust II Preferred Securities

Ladies and Gentlemen:

     We have acted as special United States tax counsel to (1) OGE Energy Corp. (the "Company"), a corporation organized under the laws of the State of Oklahoma, and (2) OGE Energy Capital Trust I and OGE Energy Capital Trust II (the "OGE Trusts"), statutory business trusts formed under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3, which was filed by the Company and the OGE Trusts with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (such Registration Statement being hereinafter referred to as the "Registration Statement") relating to the registration under the Act of the preferred securities (the "Preferred Securities") of the OGE Trusts, and certain other securities.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     Based upon the foregoing, we are of the opinion that the descriptions set forth under the caption "United States Federal Income Tax Consequences" in the Preliminary Prospectus dated October 1, 1999 (the "Prospectus") for the offering of the Preferred Securities included as part of the Registration Statement, insofar as they relate to matters of law or legal conclusions with respect to the federal law of the United States, and as limited in the Prospectus and Registration Statement are correct in all material respects and are a fair and accurate summary of the material


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OGE Energy Corp.
OGE Energy Capital Trust I
OGE Energy Capital Trust II
October 1, 1999
Page 2


United States federal income tax considerations concerning an investment in the Preferred Securities as of the date hereof.

     This opinion is for your benefit only and may not be cited or relied upon by any other person without our express written consent. This opinion is expressed as of the date hereof and undertake no responsibility to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, including, but not limited to, new developments in the application or interpretation of the federal income tax laws.

     We hereby consent to the filing of this opinion with the Commission as part of Exhibit 8.01 to the Registration Statement. We also consent to the use of our name under the headings "United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus.



                                         Very truly yours,


                                         /s/ GARDNER, CARTON & DOUGLAS